Exhibit 99.1
IBM Elects Frank Baker to its Board of Directors

ARMONK, N.Y., October 1, 2026 . . . The IBM (NYSE: IBM) board of directors has elected Frank Baker to the board, effective October 1, 2026.

Frank Baker, 53, is a Co-founder and the Managing Partner of Siris Capital Group, LLC (“Siris”). Siris is a leading private equity firm that has deployed more than $9 billion of equity capital since inception across technology, telecommunications, and data-focused companies.

Arvind Krishna, IBM chairman, president and chief executive officer, said: “We are excited to welcome Frank Baker to our Board of Directors. I look forward to the perspective and insight Frank will bring as we advance our long-term vision and drive enterprise‑wide transformation through technology both for our clients and across IBM. His deep expertise, proven leadership, and strategy-driven mindset will strengthen our business and further deliver significant value to our shareholders.”

Mr. Baker oversees Siris’ portfolio and leads its investment strategy, driving value creation in established technology companies with mission-critical products and services that are navigating technology changes. His leadership and passion for development have been instrumental in driving the firm’s success.

Prior to Siris, he was a Managing Director at Ripplewood Holdings and began his career in mergers and acquisitions at Goldman Sachs. He currently serves as a trustee of the University of Chicago, Chairman of the Board of the Robert & Ethel Kennedy Human Rights Center, and trustee of Deerfield Academy.

Born and raised near Detroit, Michigan, Mr. Baker holds an MBA from Harvard Business School and a B.A. in economics from the University of Chicago.

Contact:
Erin McElwee
347-920-6825
Erin.McElwee@ibm.com